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                                                                      EXHIBIT 11

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                           NATIONAL RECORD MART, INC.
                   CALCULATION OF NET INCOME PER COMMON SHARE
       FOR THE THIRTEEN AND THIRTY-NINE WEEKS ENDED DECEMBER 26, 1998 AND
                               DECEMBER 27, 1997


NET INCOME PER COMMON SHARE

The computation of weighted average common shares and equivalents outstanding for the periods presented is as follows:

                                     Thirteen Weeks Ended          Thirty-nine Weeks Ended
                                 ----------------------------    ----------------------------
                                 December 26,    December 27,    December 26,    December 27,
                                     1998            1997           1998            1997
                                 ----------      ----------      ----------      ----------
Weighted average common           4,793,184       4,844,624       4,788,803       4,844,624
   shares outstanding

Common Stock Equivalents
   which are dilutive               903,713         501,100         872,944         501,100

Treasury stock assumed to
  be repurchased using
  proceeds from options and
  warrants                          (93,625)       (194,680)       (102,680)       (290,988)
                                 ----------      ----------      ----------      ----------
Weighted average common
   shares and equivalents
   outstanding                    5,603,273       5,151,044       5,559,067       5,054,736
                                 ----------      ----------      ----------      ----------

Net income                       $2,441,804      $2,884,385      $  144,162      $1,185,308
                                 ==========      ==========      ==========      ==========

Basic net income per share            $0.51           $0.60           $0.03           $0.24
                                      =====           =====           =====           =====

Diluted net income per share          $0.44           $0.56           $0.03           $0.23
                                      =====           =====           =====           =====




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